EXHIBIT 10.1

Employment Agreement dated May 15, 2008

by and between

People’s United Financial, Inc. and Philip R. Sherringham

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made this 15th day of May, 2008, between People’s United Financial, Inc. (“Company”) and Philip R. Sherringham (“Executive”).

WHEREAS the Company desires to employ Executive as its President and Chief Executive Officer according to the terms set forth herein, and Executive desires to be employed by the Company on such terms.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Employment. Executive’s employment under this Agreement shall commence on February 6, 2008 (“Commencement Date”) and shall end on February 5, 2011 (“Expiration Date”) or such earlier date on which Executive’s employment terminates in accordance with Section 4 of this Agreement (the term of this Agreement, the “Term”).

2. Nature of Duties.

(a) Position with the Company. During the Term, the Company shall employ Executive as its President and Chief Executive Officer, and shall recommend Executive for election to the Company’s Board of Directors (the “Board”). Executive shall report directly to the Board, and all other officers of the Company shall when acting in the ordinary course of the Company’s business report directly or indirectly to him. Executive shall have all of the customary powers and duties associated with his position.

(b) Position with the Bank. During the Term of this Agreement, the Company shall cause its wholly owned subsidiary, People’s United Bank (“Bank”), to appoint Executive as its President and Chief Executive Officer and to have Executive serve on its board of directors. In such capacity, Executive shall report directly to the board of directors of the Bank, and all other officers of the Bank shall when acting in the ordinary course of the Bank’s business report directly or indirectly to him. Executive shall have all of the customary powers and duties associated with his position.

(c) Performance of Duties. Executive shall devote substantially all of his business time and effort to the performance of his duties for the Company and the Bank and he shall use good faith efforts to perform such duties faithfully and to the best of his ability. It is understood that Executive may (i) serve as a director, trustee or member of a committee of any business organization if such service involves no conflict of interest with the interests of the Company or the Bank or with his services anticipated pursuant to this Agreement, (ii) engage in charitable and community activities, and (iii) manage his personal investments and affairs. Executive shall be subject to the Company’s written policies, procedures, and approval practices in effect from time to time for all senior executives of the Company.

3. Compensation and Related Matters.

(a) Base Salary. Subject to the provisions of Section 11 hereof, the Company shall pay Executive a base salary at an annual rate of $800,000. Executive’s base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to other Company executives. The Board will review Executive’s base salary annually, and may increase it at any time. Any increase in Executive’s base salary will not reduce or limit any other obligation to Executive under this Agreement and the base salary may not be decreased (including following any increase).

(b) Annual Bonus. Subject to the provisions of Section 11 hereof, Executive shall be eligible to receive an annual discretionary cash bonus. The annual target amount of Executive’s cash bonus shall be at least $720,000, and the amount actually paid may range from 0% to 200% of such amount depending on the Board’s evaluation of the Company’s and Executive’s performance. Any annual cash bonus for a year will be payable no later than March 15th of the calendar year following the year in which such bonus accrues under this Section 3(b). Executive shall be eligible to participate in any future annual incentive plan established by the Company or the Bank (but without duplication of benefits) at a level commensurate with his position at the Bank.

(c) Annual Long-Term Incentives. Subject to the provisions of Section 11 hereof, Executive shall be eligible for long-term incentive cash and stock-based awards pursuant to the plans and programs maintained by the Company, including but not limited to the Company’s long-term incentive plan (“LTIP”) at a level commensurate with his position at the Company, it being specifically understood that any specific awards shall made solely in the discretion of the Board or a committee thereof.

(d) Commencement Awards. On or as soon as practicable after the Commencement Date, Executive shall receive the following awards that shall occur pursuant to the LTIP (and, with respect to restricted stock awards, the Company’s 2007 Recognition and Retention Plan) and shall have terms and conditions substantially equivalent to those described, for such awards, in the Company’s annual proxy statement filed in March 2008:

Nature of Award for 2008	Value of Award[1]
Long-term Cash	$401,576
Restricted Stock	$579,857
Stock Options	$248,527

(e) Benefits. Executive shall be entitled to paid time off (totaling not less than 42 paid time off days per year, which includes fixed holidays) on a basis that is at least as favorable as that provided to other senior executive officers of the Company or the Bank. In addition, during his employment, Executive shall be entitled to participate in all retirement and non-retirement employee benefit plans and programs to the same extent generally available to other senior executive officers of the Company or the Bank, in accordance with the terms of those plans and programs. Such plans and programs , to the extent they continue to be maintained by the Company or the Bank, as the case may be, include the Company’s Employee Stock Ownership Plan, People’s Bank Employees Retirement Plan, People’s Bank 401(k) Employee Savings Plan, People’s Bank Cap Excess Plan, People’s Bank Enhanced Senior Pension Plan, People’s Bank Supplemental Savings Plan, People’s Bank supplemental long-term disability insurance coverage for senior and executive officers, medical and dental benefits, and retiree health benefits.

(f) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment, but he must incur and account for those expenses in accordance with the policies and procedures established by the Company and the Bank (which shall be at least as favorable to Executive as those applying to other senior executive officers of the Company or the Bank). Executive also shall be entitled to payment of, or reimbursement for, the following in accordance with and subject to the Bank’s policies and procedures that are generally applicable to its senior executive officers: health club membership dues; supplemental long-term disability insurance coverage; home security services; financial planning services; and tax preparation services. In addition, Executive shall be supplied with an automobile (in a manner consistent with Executive’s position as Chief Executive Officer) and shall be reimbursed for operating expenses incurred in connection with such automobile. Executive shall apply for any reimbursement due hereunder within ninety (90) days after incurring the expense. If it is determined that any expense qualifies for reimbursement, the reimbursement will be made within sixty (60) days of receiving substantiation.

[1]

For purposes of this clause (d), Commencement Awards were valued as follows: (x) for long-term cash awards, at the target value of such awards on the date of grant (55% of base salary) after applying a 3% annual vesting discount; and (y) for equity-based incentive awards, at the grant-date fair market value of awards consisting of Company common stock (70% of total equity awards), without regard to transfer restrictions or vesting periods, and at the grant-date value used by the Company for financial reporting purposes for awards consisting of options to purchase shares of Company common stock (30% of total equity awards). For the avoidance of doubt, the purpose of this footnote is solely to memorialize determinations made in connection with the grant of the Commencement Awards (which occurred before the execution of this Agreement) and should not be construed in any way to restrict or limit the Commencement Awards (which will be subject to their terms and other provisions of this Agreement) or any future grants of compensation to Executive.

(g) Indemnification; Advancement of Expenses. To the fullest extent permitted by law, the Company will indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a director, officer, employee and/or agent of the Company or the Bank during Executive’s employment (whether before or after the Commencement Date and/or the expiration of this Agreement). In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 3(g). Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 3(g) depends on an investigation or determination by the Board or the board of directors of the Bank, at Executive’s request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. For the avoidance of doubt, this Section 3(g) does not limit any indemnification, advancement and similar obligations the Company or the Bank may have to Executive under their respective constituent documents, which shall apply in accordance with their terms.

4. Termination.

(a) Rights and Duties. If Executive’s employment terminates for any reason, Executive shall be entitled to receive the payment and benefits shown on the applicable row of the following table, subject to the balance of this Section 4, beyond which the Company and Executive shall have no further obligations to each other, except (1) Executive’s confidentiality and all other obligations under Section 5, (2) the Company’s obligation’s under Sections 3(g) and 17, (3) the Company’s and Executive’s respective obligations under Sections 9, 11 and 12 and (4) as set forth in any written agreement the parties subsequently enter into.

(i) DISCHARGE FOR CAUSE

Payment when due of any unpaid base salary, unpaid cash bonus, and expense reimbursements; plus base salary for any accrued but unused vacation.

In addition, Executive shall be entitled to any rights and benefits under any retirement and non-retirement employee benefit plans and programs (including deferred compensation programs) and under any outstanding long-term incentives in accordance with the terms and conditions of the relevant plan or program.

(ii) DISCHARGE OTHER THAN FOR CAUSE AND NON-RENEWAL OF THE AGREEMENT

Same as “Discharge for Cause” EXCEPT that, in exchange for Executive’s execution of a claims release in accordance with this Section 4 and subject to Sections 9, 11, and 17 below, in addition, Executive shall receive:

(1) additional cash severance equal to three times the sum of (i) his annual base salary under Section 3(a) above as of the date immediately before Executive’s termination, and (ii) the amount of Executive’s target annual bonus under Section 3(b) for the year in which Executive’s termination occurs; provided that the total cash severance payable under this paragraph (1) shall not exceed $4,500,000 (the amount in clause (ii) of this paragraph is referred to as the “Target Bonus Level”);

(2) a pro rata amount of Executive’s annual bonus under Section 3(b) during the year of termination, based on the Target Bonus Level;

(3) except to the extent prohibited under the applicable plans, all unvested equity and long-term cash awards granted to Executive, including but not limited to under the LTIP, immediately and fully vests, becomes exercisable, and all restrictions thereon lapse, and with respect to Executive’s stock options, remain exercisable for the remainder of the original term(s) of the stock options; provided, however, that, with respect to any unvested equity awards granted to Executive prior to the date of this Agreement that have been designated by the Compensation Committee of the Board as either “Recognition Awards” or “Retention Awards”: (A) the entirety of the “Recognition Awards” portion of such unvested awards will vest and restrictions thereupon will lapse under this paragraph (3), and (B) the “Retention Awards” portion of such unvested awards will vest and restrictions thereupon will lapse under this paragraph (3) but only to the extent such “Retention Awards” would have vested had the Executive remained employed by the Company and/or the Bank for three years following the date Executive’s employment is terminated pursuant to this paragraph 4(a)(ii), with the balance of any such “Retention Awards” portion being unaffected by this paragraph (3) (for clarity, this provision will be deemed to amend Executive’s award agreements and/or other grant documents to the extent provided in this paragraph (3) where such treatment is not prohibited under the applicable plan documents);

(4) an amount equal to the retirement benefits that Executive would have earned, if he had remained employed for two additional years following his termination date (assuming that the annual base salary under Section 3(a) above as of the date immediately before Executive’s termination and the Target Bonus Level continued during such years), under the People’s Bank Employee’s Retirement Plan, the People’s Bank Cap Excess Plan, the People’s Bank Enhanced Senior Pension Plan (to the extent that the Bank continues to maintain such plans), and any other supplemental retirement agreement covering Executive (such amount to be paid at the same time as benefits under the applicable nonqualified plan are payable);

(5) for two (2) years, Executive, his spouse and his dependents will continue to be entitled to participate in the Company’s group health plans in which Executive participates immediately prior to his termination date at the Company’s expense, provided that he timely elects continuation coverage under COBRA, and provided that if the Company is unable to provide such coverage after the end of the COBRA continuation period under the Company’s group health plan, the Company shall, following the expiration of the COBRA coverage period, provide Executive and his dependents with substantially identical medical coverage to that provided under the Company’s group health plan during the remainder of such two-year period; provided that the cost to the Company shall not exceed an aggregate of $50,000 in medical premiums for such post-COBRA period;

(6) office space in Fairfield County, CT, comparable in size and quality to Executive’s office space at the Company immediately prior to his termination, for a period of time equal to the lesser of (i) eighteen (18) months following the date of termination of Executive’s employment, or (ii) until Executive begins employment with another company; provided that the Company’s obligation under this paragraph (6) shall be limited to the same cost per square foot that the Company would pay for Executive’s office space immediately prior to his termination if it were leasing such space (on a stand-alone basis) based on market conditions prevailing at the time of Executive’s termination;

(7) the services of a personal secretary on a full time basis, for a period of time equal to the lesser of (i) eighteen (18) months following the date of termination of Executive’s employment, or (ii) until Executive begins employment with another company; and

(8) retention of any Company provided automobile used by Executive on the date of termination of Executive’s employment without payment therefor (other than applicable taxes pursuant to Section 9 below).

(iii) DISCHARGE OTHER THAN FOR CAUSE (INCLUDING NON-RENEWAL) ON OR WITHIN THREE (3) YEARS AFTER A CHANGE IN CONTROL

Same as “Discharge Other Than for Cause and Non-Renewal of the Agreement” (including the same release requirement), SUBJECT ONLY TO the following modifications and to the provisions of Section 11 hereof:

(1) Executive shall receive three years of additional retirement benefits, instead of the two years provided under Section 4(a)(ii)(2) above; and

(2) the Company shall reimburse Executive for medical care premiums for 36 months instead of for the 24 months provided under Section 4(a)(ii)(5) above, and no aggregate cap on premiums will apply.

(iv) RESIGNATION WITHOUT GOOD REASON	Same as above for “Discharge for Cause.”

(v) RESIGNATION FOR GOOD REASON	Same as above for “Discharge Other Than for Cause and Non-Renewal of the Agreement”

(vi) RESIGNATION FOR GOOD REASON ON OR WITHIN THREE (3) YEARS AFTER A CHANGE IN CONTROL	Same as above for “Discharge Other Than for Cause (Including Non-Renewal) On or Within Three (3) Years After a Change in Control”

(vii) DEATH OR DISABILITY

Same as “Discharge for Cause” EXCEPT that, in addition, Executive shall receive:

(1) cash severance equal to one times Executive’s annual base salary under Section 3(a) above at the rate applicable on the date of Executive’s termination from employment due to his death or disability;

(2) a pro rata amount of Executive’s annual bonus under Section 3(b) during the year of termination, based on the Target Bonus Level; and

(3) except to the extent prohibited under the applicable plans, all unvested equity and long-term cash awards granted to Executive, including but not limited to under the LTIP, immediately and fully vests, becomes exercisable, and all restrictions thereon lapse, and with respect to Executive’s stock options, remain exercisable for the remainder of the original term(s) of the stock options; provided, however, that, with respect to any unvested equity awards granted to Executive prior to the date of this Agreement that have been designated by the Compensation Committee of the Board as either “Recognition Awards” or “Retention Awards”: (A) the entirety of the “Recognition Awards” portion of such unvested awards will vest and restrictions thereupon will lapse under this paragraph (3), and (B) the “Retention Awards” portion of such unvested awards will vest and restrictions thereupon will lapse under this paragraph (3) but only to the extent such “Retention Awards” would have vested had the Executive remained employed by the Company and/or the Bank for three years following the date Executive’s employment is terminated pursuant to this paragraph 4(a)(vii), with the balance of any such “Retention Awards” portion being unaffected by this paragraph (3) (for clarity, this provision will be deemed to amend Executive’s award agreements and/or other grant documents to the extent provided in this paragraph (3) where such treatment is not prohibited under the applicable plan documents).

(b) Discharge for Cause. The Company may terminate Executive’s employment at any time for Cause. “Cause” shall mean (i) Executive’s willful failure to perform or substantially to perform his duties with the Company or the Bank; (ii) illegal conduct or gross misconduct by Executive that is willful and demonstrably and materially injurious to the Company’s business, monetarily or otherwise; (iii) a willful and material breach by Executive of Section 5 of the Agreement or of the Company’s written code of conduct; (iv) Executive’s indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or (v) Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs pursuant to an order issued under Section 21C(f) of the Securities Exchange Act of 1934 or in the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act;

provided, however, that the actions in (i) through (iii), above, shall not be considered Cause unless Executive has failed to cure such actions (to the extent cure is possible) within 30 days of receiving written notice specifying with particularity the events allegedly giving rise to Cause and that such actions shall not be considered Cause unless the Company provides such written notice within 180 days of any Board member (other than Executive) having knowledge of the relevant action. Further, no act or failure to act by the Executive shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by Executive based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. Executive shall not be deemed to be discharged for Cause hereunder unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(c) Discharge Other Than for Cause or Resignation for Good Reason. The Company may terminate Executive’s employment at any time for any reason, and without advance notice. If Executive is terminated by the Company other than for Cause, or Executive resigns for Good Reason (defined below in paragraph 4(d)), he will only receive the special benefits provided for such events under Section 4(a) if he signs and delivers a release of claims in the form of Annex 1 in favor of the Company and its related companies and affiliates within 21 days following the date of Executive’s termination. Unless such release is timely executed and delivered in accordance herewith and such release becomes effective in accordance with applicable law following the expiration of any applicable revocation period, no payments or benefits that are payable upon discharge other than for Cause or resignation for Good Reason shall be provided to Executive pursuant to Section 4 of this Agreement. Within 30 days following the earlier of the effective date of the general release and the 30th day following Executive’s date of termination, the Company shall pay Executive a lump sum equal to any cash payments that he is entitled to on account of discharge without Cause or resignation for Good Reason in accordance with Section 4(a) of this Agreement (it being acknowledged by the parties that this Agreement is intended to provide for payments that satisfy the short term deferral exception under Treas. Reg. 1.409A-1(b)(4) and are thus not intended to be deferred compensation under Internal Revenue Code section 409A).

(d) Resignation. Executive shall not resign from employment without giving the Company at least 30 days advance written notice unless he has “Good Reason” to resign, as defined below. The Company may accept Executive’s resignation effective on the date set forth in his notice or any earlier date. “Good Reason” for resignation shall exist upon (i) a material diminution of Executive’s duties or responsibilities, authorities, powers, or functions without Executive’s written consent (including removal, without Cause, from the Board), (ii) any material reduction in Executive’s rate of annual base salary, (iii) a relocation that would result in Executive’s principal location of employment being moved 50 miles or more away from his current principal location, or (iv) the Company’s material breach of this Agreement without Executive’s written consent, provided, however, that the actions in (i) through and (iv), above, shall not be considered Good Reason unless Executive notifies the Company in writing within 30 days of Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving written notice thereof.

(e) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any one or more of the following events during the term of this Agreement:

(i) Any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iii) any acquisition pursuant to a transaction that complies with Sections 4(e)(iii)(A), 4(e)(iii)(B), and 4(e)(iii)(C) of this Agreement;

(ii) Individuals who, as of the date hereof, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) agreement with any third party;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the Bank (or the issuance of stock by the Company), a sale or other disposition of all or substantially all of the assets of the Company or the deposits of the Bank, or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v) Any event that would be described in Section 4(e)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

(f) Golden Parachute Tax and Related Limitations.

(i) If there is a change in ownership or control of any member of the Bank’s or the Company’s “affiliated group” (within the meaning of Treas. Reg. 1.280G-1 or any successor thereto)(collectively, the “Company Group”) that causes any payment or distribution by any member of the Bank, the Company or any other person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that Executive would otherwise be entitled to a Gross-Up Payment but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the Payments, then Executive will not receive the Gross-Up Payment, and the Payments will be reduced to the maximum amount that would not result in the imposition of the Excise Tax. The payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive until the 10% reduction is achieved.

(ii) Subject to the provisions of this Section 4, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting firm selected by the Company or the Board, in its sole and absolute discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the

Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, if applicable, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within thirty (30) days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be based on detailed supporting calculations provided both to the Company and Executive at such time as is requested by either party. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. In the event that the Company exhausts its remedies pursuant to Section 4(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (as defined below) that has occurred which shall be promptly paid by the Company to or for the benefit of the Executive. In no event shall the Gross-Up Payment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require an additional Payment or Payments, as the case may be, which have not been made by the Company, but could have been made pursuant to this Section 4(f) (the “Underpayment”). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claims, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. In no event shall the payment of any Excise Tax or income tax (including interest and penalties with respect thereto) be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority. Without limitation on the foregoing provisions of this Section 4(f)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and subject to the Company covering all out of pocket expenses incurred in such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues and/or claims that are materially related to the imposition of any Excise Tax or with respect to which a Gross-Up Payment would be otherwise payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The Company and the Executive shall promptly deliver to each other copies of any written communications and summaries of any verbal communications with any taxing authority regarding the matters addressed herein.

(iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f)(i), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(f)(i)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f)(i), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(g) Non-renewal of Agreement. Unless the Company offers Executive an employment agreement substantially identical to this Agreement, to be effective as of the Expiration Date, or Executive and the Company enter into a new employment agreement effective as of the Expiration Date, the expiration of the Agreement shall be deemed a termination of Executive’s employment without Cause under this Section 4 as of the Expiration Date. For the avoidance of doubt, (1) neither Executive nor the Company is under any obligation to enter into any successor employment agreement and (2) if the Company offers a continuation employment agreement substantially identical to this Agreement, non-acceptance of such continuation employment agreement will be deemed a termination of employment by Executive without Good Reason under Section 4 as of the Expiration Date.

(h) Definition of Disability. For purposes of this Agreement, “Disability” shall mean the inability of Executive substantially to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment that (i) has lasted for a period of at least 180 consecutive days or (ii) that can be expected to last for a continuous period of not less than 12 months or to result in the death of Executive, which is determined by a physician selected by the Company and reasonably acceptable to Executive or Executive’s legal representative, or by the insurance company which insures the Company’s or the Bank’s long-term disability plan in which Executive would be eligible to participate and reasonably acceptable to Executive or Executive’s legal representative.

5. Confidentiality. During the term of Executive’s employment, in exchange for his promises to use such information solely for the Company Group’s benefit, the Company and members of the Company Group will provide Executive with Confidential Information concerning, among other things, its business, operations, clients, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company Group, and which gives the Company or any member of the Company Group a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and the Company Group, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and the Company Group, as well as information about their customers, clients and business partners and their respective operations and confidential information. “Confidential Information” does not include information that (i) Executive knew prior to his employment with the Company or any predecessor company, (ii) subsequently came into Executive’s possession other than through his work for the Company, the Company Group or any predecessor company and not as a result of a breach of any duty owed to the Company, or (iii) is generally known within the relevant industry.

(a) Promise Not to Disclose. During the Term and for any period of employment following the term of this Agreement, Executive agrees not to use and not to disclose any Confidential Information, provided that Executive may use and disclose Confidential Information only for the Company’s benefit and in accordance with any restrictions placed on its use or disclosure by the Company. To the extent that Executive is not employed by the Company during the two-year period following the term of this Agreement, Executive will not use or disclose any Confidential Information. Notwithstanding this paragraph, Executive may disclose Confidential Information (i) as required to do so by court order, subpoena, or otherwise as required by law, the Office of Thrift Supervision, or the Federal Deposit Insurance Corporation, provided that, to the extent permitted by law, upon receiving such order, subpoena, or request and prior to disclosure, Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information, and (ii) to an attorney for the purpose of securing professional advice, provided that such attorney has been advised of the confidential nature of such information and has agreed in writing to keep such information confidential in accordance with the terms hereof.

(b) Promise Not to Solicit. Executive agrees that, to the extent that Executive is not employed by the Company or any member of the Company Group during the two years following the end of the Term, during such two-year period, Executive will not solicit, attempt to solicit, assist others to solicit, or assist others to hire for employment any person who is, or within the preceding six months was, an officer, manager, employee, or consultant of the Company or any member of the Company Group (other than his personal assistant) (during such two-year period, a “Restricted Employee”); provided that the parties hereto agree that the following circumstances will not result in a violation of this provision: (i) a Restricted Employee shall have responded to any general solicitation or advertisement of employment not specifically directed toward employees of the Company and such Restricted Employee is thereafter hired by Executive’s subsequent employer, or (ii) a Restricted Employee shall have initiated discussions with Executive’s subsequent employer regarding employment without having first been directly or indirectly solicited by Executive and such Restricted Employee is thereafter hired by Executive’s subsequent employer. Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit him from engaging in his livelihood and do not foreclose his working with customers, clients or business partners not identified in this paragraph.

(c) Promise Not to Engage in Certain Employment. Executive agrees that, during his employment with the Company, and for a one year period following termination of his employment for Cause or without Good Reason during the Term (the “Non-Compete Period”), he will not, without the prior written consent of the Company, accept any employment; provide any services or advice; or assist or engage in any activity; or in any way be associated with or lend his name or credit to (whether as an employee, consultant, independent contractor or in any other capacity, whether paid or unpaid) any business that, at any time during the Non-Compete Period, is or was both (i) engaged in the business that the Company or any member of the Company Group was engaged in during the term of Executive’s employment with the Company or whose products, services or activities compete with the Company, or any member of the Company Group, and (ii) doing business in any state in which the Company or the Bank or any of the Company’s banking affiliates conducts business.

(d) Return of Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or its affiliates in his possession or control.

(e) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment with the Company (except intellectual property that has no relation to the Company or its business that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company, and Executive hereby assigns all rights, title, and interest in any such intellectual property to the Company.

(f) Enforcement of this Section. This section shall survive the termination of this Agreement or Executive’s employment for any reason. Executive acknowledges that (i) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interests, (ii) this Section’s restrictions will not prevent him from earning or seeking a livelihood, (iii) this Section’s restrictions shall apply wherever permitted by law, and (iv) the violation of any of this Section’s terms would irreparably harm the Company and the Company Group. Accordingly, Executive agrees that, if he violates any of the provisions of this section, the Company or any member of the Company Group shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking. In the event that any covenant in this Section is held to be unenforceable or against public policy by a court of competent jurisdiction or designated arbitrator such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction or arbitrator may determine to be reasonable, will be binding and enforceable against Executive.

6. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

7. Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Connecticut (excluding any that mandate the use of another jurisdiction’s laws).

8. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company shall be required to cause this Agreement to be assigned to and assumed by any successor to the business and/or the assets of the Company and/or Bank.

9. Taxes. The Company shall withhold taxes from any payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of the receipt of any amount of compensation or benefits payable to Executive hereunder. The Company agrees to structure the payments and benefits described in this Agreement, and Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable (including, but only to the extent applicable, to suspend certain payments or benefits until the end of the six month period following Executive’s termination of employment). The Company will not take any action (or omit to take any action that is required to be taken) in respect of Executive’s compensation or benefits, other than as expressly required by applicable law, that would cause Executive to incur tax under Section 409A of the Code. If Executive or the Company believes, at any time, that any feature of Executive’s compensation or benefits does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to Executive’s compensation or benefits caused or might cause a violation of Section 409A of the Code, Executive or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action (in a manner that in the aggregate does not have a material adverse economic effect on Executive) in order that Executive’s payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. If it is not possible to amend the terms of the payments or benefits or alter the action in a way that causes Executive’s payments or benefit arrangements to comply with (or be exempt from) the requirements of Section 409A of the Code, Executive and the Company will reasonably negotiate in good faith to amend the terms of Executive’s payments or benefits (including if necessary through payments made to Executive either before or after Executive have ceased employment) to put Executive in an economic position materially equivalent to the position Executive would have been in had the payments and benefits complied with (or been exempt from) Section 409A of the Code.

10. No Mitigation. Executive shall not be required to mitigate the amount of any payments provided pursuant to this Agreement, whether by seeking employment or otherwise; nor shall the amount of any payment or benefit due under this Agreement be set-off in any manner, or reduced by any compensation or benefit that Executive earns after his discharge.

11. Source of Payments; No Duplication of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company. It is understood and agreed that a portion (or all) of Executive’s salary, annual bonus, benefits and/or other payments under this Agreement may be paid by the Bank. In the event the Bank makes any such payment, then any compensation payments and benefits paid or provided by the Bank will be subtracted from and will fully offset the Company’s obligations under this Agreement. To the extent the Company determines it is necessary or desirable for the Bank and Executive to enter into an employment agreement to reflect the payments and benefits being provided by the Bank, the Executive agrees to enter into such an agreement (it being understood that such agreement shall not reduce the benefits contemplated by this Agreement except to the extent actually paid or provided by the Bank and shall not impose any obligation or liability on Executive that is not provided for under this Agreement). Payments pursuant to this Agreement and payments by the Bank for services of Executive shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank on a quarterly basis (provided that such allocation shall only affect the payments and benefits due to Executive from the Company under this Agreement to the extent actually paid or provided by the Bank as contemplated by this Section 11).

12. Dispute Costs. The Company shall indemnify, hold harmless, and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement, so long as Executive substantially prevails in such action, suit or proceeding; provided, however, that indemnification shall not be provided to the extent Executive is found to not have acted in good faith in bringing or defending the relevant action pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating, defending or bringing any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 12. Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. The determination of whether Executive shall have failed to act in good faith and is therefore not entitled to such indemnification, shall be made by the court or arbitrator, as applicable. The Company will pay directly or reimburse Executive for all attorneys and advisors fees incurred by him in connection with the negotiation, preparation and execution of this Agreement and other related documents.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

15. Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

16. Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17. Banking Law Restrictions.

(a) Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit, or amount under this Agreement which would violate Section 1828(k)(1) of Title 12 of the United States Code and any related regulation or order of the Federal Deposit Insurance Corporation. To the extent the preceding sentence shall limit any payment, benefit or amount under this Agreement, the Company will use best efforts promptly to apply to the appropriate federal banking agency for a determination that the payment, benefit or amount is permissible. Any of the preceding that is determined permissible will be paid or provided in accordance with its terms or, if due before the date of determination, will be paid or provided within 10 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code). If and to the extent that the foregoing provision shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

(b) For the avoidance of doubt, the Bank may terminate Executive’s employment at any time without any liability to Executive. However, any such termination shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed and entered into this Agreement as of the date first shown above.

Date: , 2008	PEOPLE’S UNITED FINANCIAL, INC.

By:
Printed Name:
	Title:	A duly-authorized member of the Board of Directors

Date: , 2008	/s/ Philip R. Sherringham
Philip R. Sherringham

ANNEX 1

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”), dated as of                  , 20    , confirms the following understandings and agreements between People’s United Financial, Inc. (“Company”) and Philip R. Sherringham (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in that certain employment agreement between you and the Company dated May 15, 2008 (the “Employment Agreement”), as well as any promises set forth in this Release, you agree as follows:

1. Opportunity for Review and Revocation. You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying the General Counsel of the Company in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”), and the Release will be fully effective on such date. In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employee Release and Waiver of Claims.

As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the payments and benefits described in the Section 4 of the Employment Agreement [specify applicable subsections] (the “Consideration”), which are being provided in exchange for your execution of this Release and would not be provided absent your execution of this Release, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, the Bank, their direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company and the Bank, the “Group”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, and the following laws:

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

The Immigration Reform and Control Act, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Fair Credit Reporting Act

The Sarbanes-Oxley Act of 2002;

The Connecticut Family and Medical Leave Act, as amended, Conn. Gen. Stat. § 31-51kk et seq.;

The Connecticut Fair Employment Practices Act, as amended, Conn. Gen. Stat. § 46a-51 et seq.;

The Connecticut Whistleblower Statute, as amended, Conn. Gen. Stat. § 31-51m et seq.;

The Connecticut Equal Pay Laws, Conn. Gen. Stat. § 31-58(e) et seq.; §§ 31-75 and 31-76;

Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, Conn. Gen. Stat. § 31-290a;

The Connecticut First Amendment/Free Speech Statute, as amended, Conn. Gen. Stat. § 31-51q;

The Connecticut Drug Testing Law, Conn. Gen. Stat. § 31-51t et seq.;

Connecticut AIDS Testing and Confidentiality Law, Conn. Gen. Stat. § 19a-581 et seq.;

Connecticut Age Discrimination and Employee Benefits Law, Conn. Gen. Stat. § 38a-543;

Connecticut Reproductive Hazards, Conn. Gen. Stat. § 31-40g, et seq.;

Connecticut Smoking Outside the Workplace Law, Conn. Gen. Stat. § 31-40s;

Connecticut Electronic Monitoring of Employees, Conn. Gen. Stat. § 31-48b;

Connecticut Wage Hour and Wage Payment Laws, as amended;

Connecticut OSHA, as amended;

as each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Consideration or any other benefits provided in exchange for this Release, (ii) any claims arising after the date of this Release, (iii) your rights with respect to payments and/or benefits under any plans, programs or arrangements maintained or contributed to by any member of the Group, (iv) your right to reimbursement of business expenses, and (v) any indemnification or similar rights you may have as a current or former officer or director of the Group, including, without limitation, any and all rights thereto referenced in the Employment Agreement, any member of the Group’s bylaws, other governance documents, or any rights with respect to the Group’s directors’ and officers’ insurance policies.

3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

Are able to read the language, and understand the meaning and effect, of this Release;

Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that your not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

Are specifically agreeing to the terms of the release contained in this Release in consideration of the Company’s commitments under the Employment Agreement. The Company has agreed to provide the compensation and benefits in the Employment Agreement in consideration of your services during the employment period and because of your execution of this Release;

Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;

Had or could have had 21 calendar days in which to review and consider this Release;

Were advised to consult with your attorney regarding the terms and effect of this Release; and

Have signed this Release knowingly and voluntarily.

4. No Suit. You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof. Both parties acknowledge that this Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, you agree that if such an administrative charge is made, you will not be entitled to recover any individual monetary relief or other individual remedies.

5. Cooperation with the Company After Termination of Employment. You agree, as a condition of this Release, to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts in all matters relating to your pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

6. Non-Admission of Wrongdoing. The parties agree that neither this Release nor the furnishing of consideration for this Release shall be deemed or construed at any time as an admission of liability or wrongdoing by the Company or any affiliates.

7. Governing Law. This Agreement shall be governed by and construed in accordance with Federal law and the laws of the State of Connecticut, applicable to releases made and to be performed in that State.

IN WITNESS WHEREOF, you have executed this Release as of the date first written above.

/s/ Philip R. Sherringham
Philip R. Sherringham